Exhibit 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

April 15, 2022

Host Hotels & Resorts, Inc.

4747 Bethesda Avenue, Suite 1300

Bethesda, MD 20814

Ladies and Gentlemen:

This firm has acted as special tax counsel to Host Hotels & Resorts, Inc., a Maryland corporation (“Host REIT”), in connection with the registration, pursuant to a registration statement on Form S-3 filed on the date hereof with the Securities and Exchange Commission (the “Registration Statement”), of one or more series of the following securities of Host REIT: (i) shares of common stock (the “Common Stock”), (ii) shares of preferred stock (the “Preferred Stock”), (iii) Preferred Stock represented by depositary receipts (the “Depositary Shares”), (iv) warrants exercisable for Common Stock, (v) warrants exercisable for Preferred Stock, (vi) warrants exercisable for Depositary Shares, (vii) subscription rights to purchase Common Stock, (viii) subscription rights to purchase Preferred Stock, and (ix) subscription rights to purchase Depositary Shares, all of which may be offered for issuance and sale from time to time, issued upon the redemption of units of limited partnership interest, or OP units, in Host Hotels & Resorts, L.P. (“Host LP”), if and to the extent that, the holder of such units elects to redeem its OP units and Host REIT elects to issue shares of its Common Stock in exchange for such OP units, or issued upon exchange of debentures issued and sold by Host LP, as set forth in the prospectus dated April 15, 2022 (the “Prospectus”) that is part of the Registration Statement. Capitalized terms used herein, unless otherwise defined in the body of this letter, shall have the meanings set forth in Appendix A.

Bases for Opinions

In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions, including, but not limited to, the following:

(1)	the Registration Statement, including the Prospectus;

(2)	the discussion under the caption “Material U.S. Federal Income Tax Considerations” in the Prospectus (the “Tax Disclosure”);

(3)	the Third Amended and Restated Agreement of Limited Partnership of Host LP, dated as of February 22, 2007, as amended through the date hereof;

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Host Hotels & Resorts, Inc.

April 15, 2022

(4)

the Articles of Amendment and Restatement of Articles of Incorporation of Host REIT, filed with the State Department of Assessments and Taxation of Maryland on December 29, 1998 (the “Articles of Incorporation”);

(5)

all real estate leases of the Hotels, each dated as of December 31, 1998, pursuant to which Host LP or a Partnership Subsidiary, as lessor or sub-lessor, leased a hotel to a lessee or sub-lessee, respectively, the majority of which leases were entered into with entities that were indirect subsidiaries of Crestline prior to the Lease Acquisition (and including, without limitation, the leases acquired in connection with the IHP Lease Acquisition), the form of amended and restated lease agreement entered into in connection with the Lease Acquisition, the agreements between and among the Partnership Subsidiaries owning certain Hotels and the respective TRS Lessees of such Hotels relating to the extension of the terms of the expiring Leases on those Hotels, and certain of the second amended and restated lease agreements, dated as of January 1, 2006, with respect to certain of the Hotels;

(6)

the General Expense Sharing and Cost Reimbursement Agreement between Host LP and its TRS Lessee, as amended and restated by the Amended and Restated General Expense Sharing and Cost Reimbursement Agreement between Host LP and Rockledge, dated November 20, 2008 but effective as of January 1, 2008;

(7)

with respect to each class or series of preferred stock of Host REIT, the Articles Supplementary to the Articles of Amendment and Restatement of Articles of Incorporation of Host REIT establishing and fixing the rights and preferences of such class or series of preferred stock; and

(8)	such other documents as we deemed necessary or appropriate (the documents referred to in clauses (1) through (8), the “Reviewed Documents”).

The opinions set forth in this letter are premised on, among other things, the written factual representations of Host REIT and Host LP regarding the organization, ownership and operations of Host REIT that are contained in a letter to us dated as of the date hereof (the “Company Representation Letter”).

For purposes of rendering our opinions, although we have knowledge as to certain of the facts set forth in the above-referenced documents and although we have discussed the Company Representation Letter with the signatories thereto, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents or the Company Representation Letter. We consequently have relied upon the representations and statements of Host REIT and Host LP as to factual matters that are set forth or described in the Reviewed Documents and the Company Representation Letter, or incorporated by reference in the Registration Statement, and we have assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.

In this regard, we have assumed or obtained representations regarding (and, with your consent, are relying upon) the following:

(1)

that (A) all of the representations and statements set forth in the Reviewed Documents and the Company Representation Letter are true, correct, and complete as of the date hereof, (B) any representation or statement made as a

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April 15, 2022

belief or made “to the knowledge of” or similarly qualified is correct and accurate, and that such representation or statement will continue to be correct and accurate, without such qualification, (C) each of the Reviewed Documents that constitutes an agreement, or each agreement described in a Reviewed Document or in the Company Representation Letter, is valid and binding in accordance with its terms, and (D) each of the obligations imposed by or described in the Reviewed Documents, including, without limitation, the obligations imposed under the Articles of Incorporation, have been and will continue to be performed or satisfied in accordance with their terms;

(2)

the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

(3)	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us; and

(4)

that Host REIT will utilize all appropriate “savings provisions” (including, without limitation, the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Internal Revenue Code of 1986, as amended (the “Code”), and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to a REIT under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Company Representation Letter) may adversely affect the conclusion stated herein.

Opinions

Based upon, subject to, and limited by the assumptions and qualifications set forth herein (including those set forth below), we are of the opinion that:

(1)

Host REIT was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Internal Revenue Code, effective for each of its taxable years ended December 31, 1999, through and including December 31, 2021, and Host REIT’s current organization and current and intended method of operation (as described in the Registration Statement, including the Prospectus and the Company Representation Letter) will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code for taxable year 2022 and thereafter.

(2)	The portions of the discussion in the Tax Disclosure that describe applicable U.S. federal income tax law are correct in all material respects as of the date hereof.

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April 15, 2022

In addition to the assumptions set forth above, our opinion is subject to the exceptions, limitations and qualifications set forth below:

(1)

Host REIT’s ability to qualify as a REIT depends in particular upon whether each of the Leases is respected as a lease for federal income tax purposes. If one or more Leases are not respected as leases for federal income tax purposes, Host REIT may fail to qualify as a REIT. The determination of whether the Leases are leases for federal income tax purposes is highly dependent on specific facts and circumstances. In addition, for the rents payable under a Lease to qualify as “rents from real property” under the Code, the rental provisions of the Leases and the other terms thereof must conform with normal business practice and not be used as a means to base the rent paid on the income or profits of the lessees. In delivering the opinion set forth above we expressly rely upon, among other things, Host REIT’s representations as to various factual matters with respect to the Leases, including representations as to the commercial reasonableness of the economic and other terms of the Leases at the times the Leases were originally entered into and subsequently renewed or extended (and taking into account for this purpose changes to the economic and other terms of the Leases pursuant to subsequent amendments), the intent and economic expectations of the parties to the Leases, the allocation of various economic risks between the parties to the Leases, taking into account all surrounding facts and circumstances, the conformity of the rental provisions and other terms of the Leases with normal business practice, the conduct of the parties to the Leases, and the conclusion that, except in connection with the Harbor Beach Lease and any other leases that Host REIT acknowledges will not qualify as producing “rents from real property” under the Code, such terms are not being, and will not be, used as a means to base the rent paid on the income or profits of the Lessees. We express no opinion as to any of the economic terms of the Leases, the commercial reasonableness thereof, or whether the actual economic relationships created thereby are such that the Leases will be respected for federal income tax purposes or whether the rental and other terms of the Leases conform with normal business practice (and are not being used as a means to base the rent paid on the income or profits of the Lessees).

(2)

Host REIT’s qualification and taxation as a REIT depend upon Host REIT’s ability to meet on an ongoing basis (through actual annual operating results, dividend payments, diversity of share ownership and otherwise) the various REIT qualification tests imposed under the Code, which are described in the Tax Disclosure, and upon Host REIT utilizing all appropriate “savings provisions” (including, without limitation, the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to a REIT under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available. Our opinion set forth above does not foreclose the possibility that Host REIT may have to pay an excise or penalty tax (which tax could be significant in amount) in order to maintain its REIT qualification. We have relied upon the representations and statements of Host REIT and Host LP as to these matters that are set forth or described in the Reviewed Documents and the Company Representation Letter, or incorporated by reference in the

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Registration Statement, and we have assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We will not review Host REIT’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of Host REIT’s operations, the sources of its income, the nature of its assets, the amounts of its dividend payments to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

(3)

Our opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and Treasury Regulations and interpretations of the foregoing as expressed in existing court decisions, legislative history, administrative determinations (including the practices and procedures of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures, as of the date hereof. These provisions and interpretations are subject to changes (which may apply retroactively) that might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Host REIT has not requested a ruling from the IRS (and no ruling will be sought) as to the federal tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. We undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

(4)	Our opinion letter addresses only the specific tax opinion set forth above, as limited and qualified herein. This opinion letter does not address any other federal, state, local or foreign tax issues.

(5)

Our opinion set forth herein is based upon the representations and statements of Host REIT and Host LP as to factual matters that are set forth or described in the Reviewed Documents and the Company Representation Letter, or incorporated by reference in the Registration Statement. In the event any one of the statements, representations, or assumptions upon which we have relied to issue our opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion letter has been prepared in connection with the filing of the Registration Statement and speaks as of the date hereof. We assume no obligation by reason of this opinion letter to advise you of any changes in either of our opinions subsequent to the delivery of this opinion letter. Except as provided in the last paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Host Hotels & Resorts, Inc.

April 15, 2022

You are hereby notified that: (A) this opinion letter is not intended or written by us to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under the Code; (B) this opinion letter is written to support the promotion or marketing of the transactions or matters addressed herein; and (C) a taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, however, we do not admit thereby that we are an “expert” with the meaning of the Securities Act of 1933, as amended. This opinion letter should not be relied upon by any person other than you or for any other purpose.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP

Appendix A

Definitions

“Acquisition and Exchange Agreement” means that certain Acquisition and Exchange Agreement, dated as of November 13, 2000, among HMT Lessee, Host LP, Crestline and the other parties named therein, as amended from time to time.

“Asian Joint Venture” means Asia Pacific Hospitality Venture Private Limited, which is a joint venture entered into by and between Reco Hotels JV Private Limited, an affiliate of GIC Real Estate Pte Ltd., the real estate investment company of the Government of Singapore Investment Corporation Pte Ltd., and HST Asia/Australia LLC, and also includes Triguna Hospitality Ventures (India) Pvt. Ltd., which is a joint venture between APHV India Investco. Pte. Ltd., a wholly owned subsidiary of Asia Pacific Hospitality Venture Pte. Ltd., InterGlobe Enterprises Ltd. and AAPC Singapore Pte. Ltd.

“Crestline” means, for periods prior to June 7, 2002, Crestline Capital Corporation, a Maryland corporation, and, for periods beginning on and after June 7, 2002, Barcelo Crestline Corporation, a Maryland corporation.

“Crestline Lessees” means those indirect subsidiaries of Crestline that leased Hotels pursuant to certain of the Leases prior to the Lease Acquisition and those indirect subsidiaries of Crestline that leased certain Hotels from and after the date of the Lease Acquisition through July 5, 2010.

“European Joint Venture” means HHR Euro CV, which was a joint venture entered into by and among Host LP (through certain subsidiaries), Host Holding Business Trust (through certain subsidiaries), APG Strategic Real Estate Pool N.V., and Jasmine Hotels Pte. Ltd., a subsidiary of GIC Real Estate Pte. Ltd., the real estate investment company of the Government of Singapore Investment Corporation Pte. Ltd.

“Fernwood” means Fernwood Hotel Assets, Inc., a Delaware corporation, which was merged with and into Rockledge Hotel Properties, Inc. on December 3, 2007.

“Harbor Beach Lease” means the lease of the Marriott Harbor Beach Resort from Lauderdale Beach Association to Marriott Hotel Services, Inc.

“HMT Lessee” means HMT Lessee LLC, a Delaware limited liability company that elected, effective January 1, 2001, to be treated as a corporation and a TRS for federal income tax purposes, which was merged with and into Rockledge HMT LLC, a wholly owned subsidiary of Rockledge, with Rockledge HMT LLC surviving, on December 31, 2004.

“Host LP” means Host Hotels & Resorts, L.P., a Delaware limited partnership.

“Host REIT” means Host Hotels & Resorts, Inc., a Maryland corporation.

“Hotel” means each hotel in which Host LP has a direct or indirect interest.

“IHP Lease Acquisition” means the acquisition by HMT Lessee in June of 2001 of the leasehold interests with respect to three (3) full-service Hotels that were leased to IHP Lessee LLC.

“Lease” means any real estate lease of a Hotel or other leased Real Property (including, without limitation, that lease agreement, dated November 8, 2002, as amended on

June 15, 2012, between 33 Powell Street Corporation (predecessor in interest to HHR Powell Street, L.P.) and Sephora USA, LLC (predecessor in interest to Sephora USA, Inc.)), pursuant to which Host LP or a Partnership Subsidiary or a Subsidiary REIT, as lessor or sub-lessor, leased or leases a Hotel or other leased Real Property to a Lessee, taking into account all subsequent amendments, renewals and/or extensions, including, without limitation, each lease of a Hotel entered into as of December 31, 1998, each amended and restated lease entered into with a TRS Lessee in connection with the Lease Acquisition, the agreements between and among the Partnership Subsidiaries owning certain Hotels and the respective TRS Lessees of such Hotels relating to the extension of the terms of the expiring Leases on those Hotels, the second amended and restated lease agreements, dated as of January 1, 2006, entered into with regard to certain of the Hotels, the Harbor Beach Lease, the real estate leases entered into with respect to the Hotels acquired in the Starwood Acquisition and any real estate leases entered into by the European Joint Venture during Host LP’s (through certain subsidiaries) and Host Holding Business Trust’s (through certain subsidiaries) participation in the European Joint Venture and the Asian Joint Venture during HST Asia/Australia LLC’s participation in the Asian Joint Venture.

“Lease Acquisition” means the acquisition by HMT Lessee, pursuant to the Acquisition and Exchange Agreement, of the leasehold interests with respect to 117 full-service Hotels that were leased to the Crestline Lessees.

“Lessee” means, with regard to Host REIT’s taxable years ended prior to January 1, 2001, any one of the Crestline Lessees or IHP Lessee LLC, and with regard to Host REIT’s taxable periods beginning on or after January 1, 2001, any one of the TRS Lessees, IHP Lessee LLC prior to the IHP Lease Acquisition, the Crestline Lessees owning leasehold interests (as lessee or sublessee) that were not acquired by HMT Lessee pursuant to the Lease Acquisition, and any other lessee to which Host LP or a Subsidiary REIT, directly or through a Partnership Subsidiary, leases one or more Hotels or other leased Real Property in the future.

“Partnership Subsidiary” means Host LP and any partnership, limited liability company, or other entity treated as a partnership for federal income tax purposes or disregarded as a separate entity for federal income tax purposes in which either Host REIT or Host LP owns (or owned on or after January 1, 1999) an interest, either directly or through one or more other partnerships, limited liability companies or other entities treated as a partnership for federal income tax purposes or disregarded as a separate entity for federal income tax purposes (whether or not Host REIT or Host LP has a controlling interest in, or otherwise has the ability to control or direct the operation of, such entity). Notwithstanding the foregoing, the term “Partnership Subsidiary” shall not in any way be deemed to include the Non-Controlled Subsidiaries or subsidiaries thereof, the Taxable REIT Subsidiaries or subsidiaries thereof, or the Subsidiary REITs or subsidiaries thereof.

“Prospectus” has the meaning set forth in the first paragraph of this letter.

“Real Property” means real property, including interests in real property and interests in mortgages on real property and, for taxable years beginning after December 31, 2015, interests in mortgages on interests in real property.

“Registration Statement” has the meaning set forth in the first paragraph of this letter.

“Rockledge” means Rockledge Hotel Properties, Inc., a Delaware corporation.

“Starwood” means Starwood Hotels & Resorts Worldwide, LLC, the successor-in-interest to Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation, and an indirect wholly owned subsidiary of Marriott International, Inc. as of September 23, 2016.

“Starwood Acquisition” means, collectively, the series of transactions, including the merger of a direct, wholly owned subsidiary of Host LP with and into Starwood, pursuant to which Host REIT and Host LP acquired certain hotels from Starwood and certain Starwood subsidiaries, as described in the Starwood Master Agreement and in the Starwood Acquisition Registration Statement.

“Starwood Acquisition Registration Statement” means the registration statement on Form S-4 initially filed by Host REIT with the Securities and Exchange Commission on December 9, 2005, as amended.

“Starwood Master Agreement” means the Master Agreement and Plan of Merger among Host REIT, Host LP, Horizon Supernova Merger Sub, L.L.C., Horizon SLT Merger Sub, L.P., Starwood, Starwood Trust, Sheraton Holding Corporation and SLT Realty Limited Partnership, dated as of November 14, 2005 and amended pursuant to that certain Amendment Agreement dated as of March 24, 2006.

“Starwood Trust” means Starwood Hotels & Resorts, a Maryland real estate investment trust.

“Subsidiary REIT” means, from and after the effective date of its REIT election, any direct or indirect subsidiary of Host LP that has elected to be treated as a REIT under the Internal Revenue Code.

“Taxable REIT Subsidiary” means, as to Host REIT and with regard to Host REIT’s taxable years commencing after December 31, 2000, any of Fernwood, Rockledge or any other TRS of Host REIT, and, as to any Subsidiary REIT, any TRS of such Subsidiary REIT.

“TRS” means a “taxable REIT subsidiary, as described in Section 856(1) of the Code. Any entity taxable as a corporation in which a TRS of a real estate investment trust owns (x) securities possessing more than 35% of the total voting power of the outstanding securities of such entity or (y) securities having a value of more than 35% of the total value of the outstanding securities of such entity shall also be treated as a TRS of such real estate investment trust whether or not a separate election is made with respect to such other entity.

“TRS Lessee” means any of (i) HMT Lessee, prior to its merger into Rockledge HMT LLC, (ii) Rockledge, from and after January 1, 2005, (iii) the direct or indirect subsidiaries of HMT Lessee or Rockledge that hold the leasehold interests that were acquired by HMT Lessee from Crestline pursuant to the Acquisition and Exchange Agreement or in connection with the IHP Lease Acquisition, and (iv) any other lessee of a Hotel that is a TRS.